Exhibit 99.1

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports Record

Fourth Quarter and Full Year Results

Announces Branch Acquisition and

Proposed $50 Million Common Stock Offering

SYRACUSE, N.Y. — January 22, 2012 — Community Bank System, Inc. (NYSE: CBU) reported record fourth quarter 2011 net income of $19.0 million ($0.51 per share), an increase of 19.5% over the $15.9 million reported for the fourth quarter of 2010. Full year 2011 net income of $73.1 million, or $2.01 per share, was up 15.5% over net income for the year ended December 31, 2010. The Company’s 2011 results included $4.8 million ($0.09 per share after-tax) of acquisition expenses related to the Company’s merger with The Wilber Corporation in early April.

Total revenue for the fourth quarter of 2011 was $77.6 million, an increase of $9.7 million, or 14.3%, over the fourth quarter of last year. The higher revenue was a result of an 18.3% increase in average earning assets, principally driven by the Wilber acquisition and organic deposit growth, offset slightly by a one-basis point decline in the Company’s net interest margin to 4.06%. The quarterly provision for loan losses of $1.6 million was $0.3 million lower than the fourth quarter of 2010, reflective of lower net charge-offs and the continuation of generally stable and favorable asset quality metrics. Total operating expenses were $47.8 million for the quarter, or 8.4%, higher than the fourth quarter of 2010, primarily reflective of the additional operating costs associated with the Wilber acquisition. Total revenue for 2011 increased by $28.2 million, or 10.4% compared to the prior year, reflecting increases in both net interest income and noninterest income.

“Our team produced another quarter and year with record earnings despite significant economic headwinds in 2011,” said President and Chief Executive Officer Mark E. Tryniski. “Just as important, we continued to focus on building additional value into our enterprise through selective acquisitions, disciplined lending and a consistent approach to business regardless of economic conditions. Our recently announced acquisition of 19 bank branches across our core Upstate New York markets will strengthen and extend our existing presence within these areas. Other important 2011 milestones include the successful integration of Wilber National Bank, as our Central New York Region, and the acquisition of CAI Benefits, Inc,, an employee benefits consulting and actuarial business serving the strategically important metropolitan New York marketplace. With continued strong revenue growth, excellent asset quality metrics and our focus on expense management, we are well positioned to continue our performance into 2012.”

Fourth quarter net interest income of $55.1 million increased 19.5% from the fourth quarter of 2010, almost entirely a result of an $891 million increase in average interest-earning assets. The Company has productively reinvested most of its cash flow generation during the last year, but it still retains a significant net liquidity position, with average interest-earning cash balances of $234 million for the fourth quarter remaining well above the $105 million average balance held in the fourth quarter of 2010. Low market interest rates and diligence in managing deposit pricing resulted in the fourth quarter costs of funds declining 24 basis points in comparison to the same quarter last year. The benefit derived from the lower cost of funds was offset by a 25-basis point decline in earning-asset yields, driven primarily by lower yields on investment securities and the $129 million increase in the Company’s holdings of low-rate, cash equivalents versus last year’s fourth quarter. On a full year basis the Company’s net interest income increased $27.7 million or 15.3% in 2011, a product of 13.5% growth in interest-earning assets and a three-basis point increase in the net interest margin.

COMMUNITY BANK SYSTEM, INC.

Fourth quarter non-interest income of $22.4 million was up 2.8% versus the same quarter of last year. The Company’s employee benefits administration and consulting businesses grew revenues by 9.4 % over fourth quarter 2010, and its wealth management group generated an 18.4% revenue increase, driven principally by incremental revenue produced by the acquired Wilber trust operations. Mortgage banking revenues were down $1.4 million from last year’s fourth quarter, reflective of the decision to hold a majority of secondary market eligible mortgages in portfolio in the latter half of 2011, as well as a $0.3 million impairment of mortgage servicing rights in the quarter. Deposit service fees of $11.0 million were up $0.7 million from the fourth quarter of 2010, as the addition of the Wilber branches and solid growth in debit card-related revenue more than offset generally lower utilization of overdraft protection programs. Full year 2011 non-interest income of $89.2 million was up $0.4 million over prior year results, as incremental income from the Wilber acquisition and strong organic growth in benefit plan administration and consulting revenue more than offset a net decline in deposit service fees and lower mortgage banking income.

Quarterly operating expenses of $47.8 million were $3.7 million or 8.4% above the fourth quarter of 2010, reflective of additional operating costs associated with the Wilber acquisition completed in early April, partially offset by lower FDIC costs and acquisition expenses. Full year 2011 core operating expenses of $185.5 million (excluding acquisition expenses of $4.8 million) were $10.0 million or 5.7% higher than the prior year due primarily to the acquisition of Wilber, with a portion of that increase offset by reduced FDIC insurance, core system processing costs and lower intangible amortization. The fourth quarter effective income tax rate of 32.4% was 5.1 percentage points above the rate for the fourth quarter of 2010, and the full year 2011 effective income tax rate of 29.4% was 2.7 percentage points higher than the rate for the twelve months ended December 31, 2010. The increase in the effective tax rate for 2011 was principally a result of a higher proportion of income being generated from fully taxable sources.

Financial Position

Average earning assets for the fourth quarter of $5.77 billion were $891.3 million above the fourth quarter of 2010, and $31.4 million higher than the third quarter of 2011. Ending loans increased $444.7 million from December 2010, reflective of the Wilber acquisition and modest organic growth. Total net loans were down $5.4 million from the end of September, comprised of $19.5 million of net organic loan growth offset by $24.9 million of net contractual and other principal reductions in the acquired Wilber portfolio, including the disposition of certain impaired loans in the quarter. Strong organic growth in consumer mortgage balances during the quarter more than offset continued soft demand in business lending and seasonal declines in consumer installment products. Average investment securities were up $45.2 million from the third quarter of 2011, while cash equivalents of $234.0 million decreased $6.1 million, as the Company actively redeployed maturing loan and investment cash flows and excess funding supplied by deposit growth. Quarterly average deposits were $857.7 million higher than the fourth quarter of 2010, a majority of which is attributable to the Wilber acquisition, with organic growth in core accounts contributing as well. Average deposits increased $13.8 million from the third quarter of 2011, with the longer-term trend of strong organic core deposit growth more than offsetting declines in time deposit balances. Average borrowings for the quarter of $830.3 million were down slightly from both the third quarter of 2011 and the fourth quarter of last year. Year-end shareholders’ equity of $774.6 million was $167.3 million higher than December 31, 2010, driven by the issuance of 3.4 million additional shares in conjunction with the Wilber acquisition, appreciation of the available-for-sale investment portfolio’s market valuation, and solid growth in retained earnings due to robust net income generation and retention. The continued strengthening of the Company’s capital position was evidenced by the net tangible equity to net tangible assets ratio increasing 98 basis points over the last 12 months to end the year at 7.12%.

COMMUNITY BANK SYSTEM, INC.

Asset Quality

Fourth quarter net charge-offs were $1.8 million, compared to $1.1 million in the third quarter of 2011 and $2.0 million in the fourth quarter of 2010, as the Company’s asset quality profile continues to be very favorable. Nonperforming loans as a percentage of total loans at December 31, 2011 were 0.85% (0.67% excluding acquired loans), up from the 0.54% at the end of September 2011, and 0.61% at December 31, 2010, with the increase in the latest quarter being attributable to two large commercial relationships (one acquired) moving to non-accrual status. The total delinquency ratio of 1.99% at the end of 2011 (1.77% excluding acquired loans) was up 43 basis points from September 30, 2011, and up eight basis points from the 1.91% level reported at December 31, 2010. Year-end nonperforming assets to total assets of 0.49% (0.36% excluding acquired loans) was up 16 basis points from September 30, 2011 and was 11 basis points higher than its level at the end of last year. The Company’s asset quality metrics continue to be markedly better than comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards. The fourth quarter provision for loan losses of $1.6 million was $0.3 million lower than the fourth quarter of 2010 and up $0.6 million from the third quarter of 2011. The latest quarter’s provision was $0.3 million lower than quarterly net charge-offs, reflective of changes in the proportional mix of loan products in the portfolio. The ratio of allowance for legacy loan losses to total loans outstanding (excluding acquired loans) was 1.36% as of December 31, 2011, down slightly from the 1.38% level at the end of the third quarter of 2011 and four basis points below its level at the end of 2010.

 Upstate New York Branch Banking Expansion

The Company announced on January 20, 2012, that it had entered into purchase and assumption agreements to acquire 19 branch-banking centers across its core Upstate New York markets through its wholly-owned subsidiary, Community Bank, N.A. Under the terms of the agreement, Community Bank will acquire approximately $218 million in loans and $955 million in deposits at a blended deposit premium of 3.22 percent. The transaction is expected to close during the third quarter of 2012, subject to regulatory review and approval. The Company anticipates that approximately $50 million to $60 million of capital will be needed to support the acquisition and expects to achieve that through the use of existing liquidity, balance sheet management or capital issuance alternatives.

Benefit Plan Administration and Consulting Services Acquisition

The Company completed its acquisition of CAI Benefits, Inc. (CAI) through its Benefit Plans Administrative Services, Inc. subsidiary (BPAS) at the end of November. CAI is a provider of actuarial consulting and retirement plan administration services with offices in New York City and Northern New Jersey. The transaction adds a meaningful presence in an important strategic market, as well as valuable capacity and prospects for enhanced distribution in support of the Company’s broader-based employee benefit service offerings. With the addition of CAI, BPAS’s annual revenue is expected to exceed $36 million.

 Dividend Declared

On January 18, 2012, the Company’s Board of Directors approved a quarterly dividend on its common stock of $0.26 per share, payable on April 10, 2012, to shareholders of record as of March 15, 2012. This two cent (8.3%) increase in the Company’s quarterly cash dividend over the same quarter of last year, represents an annualized yield of 3.7% based on the Company’s closing price of $28.35 on January 20, 2012.

 COMMUNITY BANK SYSTEM, INC.

Proposed Common Stock Offering

The Company intends to commence an underwritten public offering of $50 million of its common stock. The purpose of the offering is in part to provide additional capital to Community Bank, National Association to support its Upstate New York branch banking expansion as discussed above.

Community Bank System, Inc. intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the number of shares sold in the offering to cover over-allotments, if any.

RBC Capital Markets, LLC will act as the sole book-running manager for the offering and Raymond James & Associates, Inc. and Sandler O'Neill + Partners, L.P. will serve as co-managers.

The proposed offering will be made solely by means of a prospectus and related preliminary prospectus supplement. Copies of the prospectus and preliminary prospectus supplement for the offering may be obtained from RBC Capital Markets, LLC, Attention: Equity Syndicate, 3 World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, telephone 212-428-6670. Potential investors should first read the prospectus and the related preliminary prospectus supplement, any related free writing prospectus, the registration statement and the other documents incorporated by reference therein that Community Bank System, Inc. files with the Securities and Exchange Commission. Investors may obtain these documents free of charge by visiting the SEC's website at www.sec.gov.

The shares will be issued pursuant to the Company's effective shelf registration statement on Form S-3 (File No. 333-179119). This release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Conference Call Scheduled

Company management will conduct an investor call at 9:00 a.m. (ET) tomorrow (Monday) January 23, 2012 to discuss fourth quarter and full year results. The conference call can be accessed at 1-866-796-3865 (1-904-520-5761 if outside United States and Canada). An audio recording will be available one hour after the call until March 31, 2012, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2739971. Investors may also listen live via the Internet at: [http://www.videonewswire.com/event.asp?id=84736] and may be accessed at any point during this time at no cost.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://www.ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $6.5 billion in assets and over 170 customer facilities. The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania, where it conducts business as First Liberty Bank & Trust. Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm with offices in New York, Pennsylvania and Texas; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company's branch network; and Nottingham Advisors, an investment management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida. For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

COMMUNITY BANK SYSTEM, INC.

Summary of Financial Data
(Dollars in thousands, except per share data)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Earnings
Loan income	$50,511	$44,085	$192,981	$178,703
Investment income	19,903	17,924	77,988	69,578
Total interest income	70,414	62,009	270,969	248,281
Interest expense	15,279	15,876	61,556	66,597
Net interest income	55,135	46,133	209,413	181,684
Provision for loan losses	1,593	1,935	4,736	7,205
Net interest income after provision for loan losses	53,542	44,198	204,677	174,479
Deposit service fees	11,027	10,321	42,334	43,358
Mortgage banking revenues	37	1,408	1,735	3,698
Other banking services	694	462	2,916	2,287
Trust, investment and asset management fees	2,831	2,391	10,697	9,833
Benefit plan administration, consulting and actuarial fees	7,879	7,201	31,601	29,616
Investment securities and debt extinguishment gains/(losses), net	(69)	0	(61)	0
Total noninterest income	22,399	21,783	89,222	88,792
Salaries and employee benefits	27,093	22,900	102,278	91,399
Occupancy and equipment and furniture	6,089	5,520	24,502	22,933
Amortization of intangible assets	1,130	972	4,381	5,957
Acquisition expenses	142	1,107	4,831	1,365
Other	13,383	13,622	54,380	55,232
Total operating expenses	47,837	44,121	190,372	176,886
Income before income taxes	28,104	21,860	103,527	86,385
Income taxes	9,116	5,966	30,385	23,065
Net income	$18,988	$15,894	$73,142	$63,320
Basic earnings per share	$0.51	$0.48	$2.03	$1.91
Diluted earnings per share	$0.51	$0.47	$2.01	$1.89

COMMUNITY BANK SYSTEM, INC.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2011				2010
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$50,511	$50,702	$49,471	$42,297	$44,085
Investment income	19,903	19,716	20,379	17,990	17,924
Total interest income	70,414	70,418	69,850	60,287	62,009
Interest expense	15,279	15,850	15,663	14,764	15,876
Net interest income	55,135	54,568	54,187	45,523	46,133
Provision for loan losses	1,593	1,043	1,050	1,050	1,935
Net interest income after provision for loan losses	53,542	53,525	53,137	44,473	44,198
Deposit service fees	11,027	11,134	10,488	9,685	10,321
Mortgage banking revenues	37	320	982	396	1,408
Other banking services	694	1,179	645	398	462
Trust, investment and asset management fees	2,831	2,904	2,782	2,180	2,391
Benefit plan administration, consulting and actuarial fees	7,879	7,685	7,854	8,183	7,201
Investment securities and debt extinguishment gains/(losses), net	(69)	(6)	14	0	0
Total noninterest income	22,399	23,216	22,765	20,842	21,783
Salaries and employee benefits	27,093	26,543	25,531	23,111	22,900
Occupancy and equipment and furniture	6,089	6,103	6,253	6,057	5,520
Amortization of intangible assets	1,130	1,161	1,189	901	972
Acquisition expenses	142	381	3,617	691	1,107
Other	13,383	13,905	14,536	12,556	13,622
Total operating expenses	47,837	48,093	51,126	43,316	44,121
Income before income taxes	28,104	28,648	24,776	21,999	21,860
Income taxes	9,116	8,640	6,790	5,839	5,966
Net income	$18,988	$20,008	$17,986	$16,160	$15,894
Basic earnings per share	$0.51	$0.54	$0.49	$0.48	$0.48
Diluted earnings per share	$0.51	$0.54	$0.49	$0.48	$0.47
Profitability
Return on assets	1.16%	1.23%	1.14%	1.19%	1.15%
Return on equity	9.96%	10.67%	10.15%	10.70%	10.27%
Noninterest income/operating income (FTE) (1)	27.6%	28.5%	28.1%	29.6%	30.3%
Efficiency ratio (2)	57.2%	57.0%	57.2%	59.3%	57.9%
Components of Net Interest Margin (FTE)
Loan yield	5.80%	5.81%	5.77%	5.73%	5.73%
Cash equivalents yield	0.25%	0.25%	0.24%	0.25%	0.25%
Investment yield	4.49%	4.55%	4.75%	5.01%	5.00%
Earning asset yield	5.11%	5.13%	5.24%	5.30%	5.36%
Interest-bearing deposit rate	0.65%	0.70%	0.70%	0.75%	0.86%
Borrowing rate	4.21%	4.27%	4.24%	4.28%	4.28%
Cost of all interest-bearing funds	1.27%	1.32%	1.34%	1.47%	1.56%
Cost of funds (includes DDA)	1.08%	1.12%	1.14%	1.25%	1.32%
Net interest margin (FTE)	4.06%	4.04%	4.13%	4.08%	4.07%
Fully tax-equivalent adjustment	$3,851	$3,836	$4,018	$3,969	$3,865

COMMUNITY BANK SYSTEM, INC.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2011				2010
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$3,473,366	$3,481,087	$3,454,246	$3,005,926	$3,061,060
Cash equivalents	233,984	240,127	177,154	159,044	105,242
Taxable investment securities	1,495,590	1,458,127	1,447,815	1,188,182	1,159,110
Nontaxable investment securities	567,835	560,051	579,795	565,564	554,014
Total interest-earning assets	5,770,775	5,739,392	5,659,010	4,918,716	4,879,426
Total assets	6,474,722	6,447,210	6,313,391	5,487,618	5,481,129
Interest-bearing deposits	3,929,231	3,926,457	3,864,671	3,234,986	3,206,327
Borrowings	830,344	832,505	839,003	830,454	831,025
Total interest-bearing liabilities	4,759,575	4,758,962	4,703,674	4,065,440	4,037,352
Noninterest-bearing deposits	878,443	867,373	813,789	739,515	743,698
Shareholders' equity	$756,334	$743,730	$710,765	$612,559	$613,734
Balance Sheet Data
Cash and cash equivalents	$324,878	$425,877	$273,693	$296,938	$211,837
Investment securities	2,151,370	2,075,283	2,088,105	1,792,246	1,742,324
Loans:
Business lending	1,226,439	1,261,125	1,290,893	1,006,114	1,023,286
Consumer mortgage	1,214,621	1,167,781	1,149,219	1,055,164	1,057,332
Consumer installment - indirect	556,955	564,423	549,449	500,058	494,813
Home equity	323,840	328,468	330,213	299,925	305,936
Consumer installment - direct	149,170	154,672	158,376	139,183	144,996
Total loans	3,471,025	3,476,469	3,478,150	3,000,444	3,026,363
Allowance for loan losses	42,213	42,463	42,531	42,147	42,510
Intangible assets	360,563	360,228	363,015	311,076	311,714
Other assets	222,652	208,460	230,053	190,815	194,778
Total assets	6,488,275	6,503,854	6,390,485	5,549,372	5,444,506
Deposits:
Noninterest-bearing	894,464	887,009	849,071	754,892	741,166
Non-maturity interest-bearing	2,776,532	2,782,241	2,721,589	2,361,312	2,272,013
Time	1,124,249	1,169,503	1,186,442	904,827	920,866
Total deposits	4,795,245	4,838,753	4,757,102	4,021,031	3,934,045
Borrowings	728,282	728,335	728,441	728,385	728,460
Subordinated debt held by unconsolidated subsidiary trusts	102,048	102,042	102,036	102,030	102,024
Other liabilities	88,117	79,091	72,835	73,826	72,719
Total liabilities	5,713,692	5,748,221	5,660,414	4,925,272	4,837,248
Shareholders' equity	774,583	755,633	730,071	624,100	607,258
Total liabilities and shareholders' equity	6,488,275	6,503,854	6,390,485	5,549,372	5,444,506
Capital
Tier 1 leverage ratio	8.38%	8.17%	8.07%	8.42%	8.23%
Tangible equity / net tangible assets (3)	7.12%	6.79%	6.44%	6.36%	6.14%
Diluted weighted average common shares O/S	37,491	37,312	37,061	33,989	33,786
Period end common shares outstanding	36,986	36,829	36,807	33,429	33,319
Cash dividends declared per common share	$0.26	$0.26	$0.24	$0.24	$0.24
Book value	$20.94	$20.52	$19.84	$18.67	$18.23
Tangible book value(3)	$11.85	$11.37	$10.59	$10.01	$9.49
Common stock price (end of period)	$27.80	$22.69	$24.79	$24.27	$27.77

COMMUNITY BANK SYSTEM, INC.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2011				2010
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$26,262	$16,502	$17,833	$14,953	$15,378
Accruing loans 90+ days delinquent	3,089	2,319	2,499	2,774	3,091
Total nonperforming loans	29,351	18,821	20,332	17,727	18,469
Other real estate owned (OREO)	2,682	2,776	3,269	1,945	2,011
Total nonperforming assets	32,033	21,597	23,601	19,672	20,480
Net charge-offs	1,844	1,111	666	1,413	2,035
Allowance for loan losses/loans outstanding	1.22%	1.22%	1.22%	1.40%	1.40%
Nonperforming loans/loans outstanding	0.85%	0.54%	0.58%	0.59%	0.61%
Allowance for loan losses /nonperforming loans	144%	226%	209%	238%	230%
Net charge-offs/average loans	0.21%	0.13%	0.08%	0.19%	0.26%
Delinquent loans/ending loans	1.99%	1.56%	1.50%	1.46%	1.91%
Loan loss provision/net charge-offs	86%	94%	158%	74%	95%
Nonperforming assets/total assets	0.49%	0.33%	0.37%	0.35%	0.38%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$17,584	$13,540	$13,208	$14,953	$15,378
Accruing loans 90+ days delinquent	2,878	2,233	2,466	2,774	3,091
Total nonperforming loans	20,462	15,773	15,674	17,727	18,469
Other real estate owned (OREO)	1,734	1,810	1,889	1,945	2,011
Total nonperforming assets	22,196	17,583	17,563	19,672	20,480
Net charge-offs	1,844	1,111	666	1,413	2,035
Allowance for loan losses/loans outstanding	1.36%	1.38%	1.40%	1.40%	1.40%
Nonperforming loans/loans outstanding	0.67%	0.52%	0.52%	0.59%	0.61%
Allowance for loan losses/nonperforming loans	204%	268%	271%	238%	230%
Net charge-offs/average loans	0.24%	0.14%	0.09%	0.19%	0.26%
Delinquent loans/ending loans	1.77%	1.57%	1.45%	1.46%	1.91%
Loan loss provision/net charge-offs	79%	72%	158%	74%	95%
Nonperforming assets/total assets	0.36%	0.29%	0.30%	0.35%	0.38%

(1) Excludes gain (loss) on investment securities.

(2) Excludes intangible amortization, goodwill impairment, acquisition expenses, and gain (loss) on investment securities.

(3) Includes deferred tax liabilities (of approximately $24.3 million at 12/31/11) generated from tax deductible goodwill.

 # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.